Exhibit 10.1

Integrated Silicon Solution, Inc.

Nonqualified Deferred Compensation Plan

Integrated Silicon Solution, Inc., a Delaware corporation (the “Company”), hereby adopts this Integrated Silicon Solution, Inc. Nonqualified Deferred Compensation Plan (the “Plan”) for the benefit of a select group of management or highly compensated employees. This Plan is an unfunded arrangement and is intended to be exempt from the participation, vesting, funding, and fiduciary requirements set forth in Title I of the Employee Retirement Income Security Act of 1974, as amended. It is intended to comply with Internal Revenue Code Section 409A.

Article 1 - Definitions

1.1	Account

The sum of all the bookkeeping sub-accounts as may be established for each Participant as provided in Section 5.1 hereof.

1.2	Administrator

The Company or individuals as appointed by the Company, shall serve as the Administrator of the Plan. The Administrator shall serve as the agent for the Company with respect to the Trust, if adopted.

1.3	Affiliate

Each corporation, trade or business that is, together with the Company, a member of a controlled group of corporations or under common control (as determined under Code Section 414(b) or (c)), but only for the period during which such other entity is so affiliated with the Company. Notwithstanding the foregoing, in applying Code Sections 1563(a)(1), (2) and (3) for purposes of determining a controlled group of corporations under Code Section 414(b) and in applying Treas. Reg. §1.414(c)-2 for purposes of determining trades or businesses that are under common control for purposes of Code Section 414(c), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” at each place it appears in such sections.

1.4	Board

The Board of Directors of the Company.

1.5	Bonus

Compensation which is discretionary or annual incentive compensation or is otherwise designated as bonus compensation by the Employer and which relates to services performed during an incentive period by an Eligible Employee in addition to his or her Salary, including any pretax elective deferrals from said Bonus to any Employer sponsored plan that includes amounts deferred under a Deferral Election or any elective deferral as defined in Code Section 402(g)(3) or any amount contributed or deferred at the election of the Eligible Employee in accordance with Code Section 125 or 132(f)(4).

1.6	Change-in-Control

Provided that such term shall be interpreted within the meaning of regulations promulgated under Code Section 409A, a “Change-in-Control” of the Employer (which, for purpose of this Section 1.5 shall mean the Company but not any of its Affiliates or Subsidiaries) shall mean the first to occur of any of the following:

(a) the date that any one person or persons acting as a group acquires ownership of Company stock constituting more than fifty percent (50%) of the total fair market value or total voting power of the Company;

(b) the date that any one person or persons acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of the stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company;

(c) the date that any one person or persons acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition; or

(d) the date that a majority of members of the Company’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or elections.

1.7	Code

The Internal Revenue Code of 1986, as amended from time to time. References to a specific section of the Code shall include such section, any valid regulation or other Treasury Department or Internal Revenue Service guidance, as interpreted by Treasury regulations and applicable authorities promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

1.8	Commissions

Commissions shall mean “sales commission compensation” as such term is defined in Treasury Regulation §1.409A-2(a)(12)(i) that is payable by an Employer to a Participant, under a sales commission plan designed from time to time by the Administrator, if (i) a substantial portion of the services provided by the Participant to the Employer consist of the direct sale of a product or service to an unrelated customer, (ii) the sales commissions paid by the Employer to the Participant consist of either a portion of the purchase price for the product or service or an amount substantially all of which is calculated by reference to the volume of sales, and (iii) payment of the sales commissions is contingent upon the closing of the sales transaction and such other requirements as may be specified by the Employer before the closing of the sales transaction.

1.9	Compensation

The Participant’s Salary, Bonus, Performance-based Compensation, Commissions and other remuneration from the Employer as may be included by the Administrator that are eligible for deferral under the Plan for a particular Plan Year. Compensation shall not include any other type of remuneration.

1.10	Deferrals

The portion of Compensation that a Participant elects to defer in accordance with Section 3.1 hereof.

1.11	Deferral Election

The separate agreement, based on forms and procedures specified by the Administrator and submitted to the Administrator, by which an Eligible Employee agrees to participate in the Plan and make makes elections with respect to (a) voluntary deferrals of his/her Compensation under the Plan, (b) the Funds, which shall act as the basis for crediting of deemed interest earnings or losses on Account balances, and (c) the form and timing of distributions from his or her Accounts. Deferral Elections may take the form of an electronic communication followed by appropriate confirmation according to specifications established by the Administrator.

1.12	Disability

Provided that such term shall be interpreted within the meaning of regulations promulgated under Code Section 409A, a Participant shall be considered to have incurred a Disability if: (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (ii) the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s Employer; or (iii) determined to be totally disabled by the Social Security Administration. The Administrator will determine whether or not a Participant is Disabled based on such evidence as the Administrator deems necessary or advisable.

1.13	Effective Date

March 22, 2013.

1.14	Eligible Employee

An Employee shall be considered an Eligible Employee if such Employee is a member of a “select group of management or highly compensated employees,” within the meaning of Sections 201, 301 and 401 of ERISA (an “HCE”), and is designated as an Eligible Employee by the Administrator. The Administrator may at any time, in its sole discretion, change the eligibility criteria for an Eligible Employee or determine that one or more Participants will cease to be an Eligible Employee; provided, that no Employee shall be an Eligible Employee unless such Employee is an HCE. The designation of an Employee as an Eligible Employee in any year shall not confer upon such Employee any right to be designated as an Eligible Employee in any future Plan Year.

1.15	Employee

Any person employed by the Employer.

1.16	Employer

Integrated Silicon Solution, Inc. and its Subsidiaries and Affiliates.

1.17	Employer Discretionary Contribution

A discretionary contribution made by the Employer that is credited to one or more Participant’s Accounts in accordance with the terms of Section 3.7 hereof.

1.18	ERISA

The Employee Retirement Income Security Act of 1974, as amended. Reference to a specific section of ERISA will include such section, any valid regulation (including Department of Labor and Treasury regulations) and applicable authorities promulgated thereunder and any comparable provision of any future legislation amending, supplementing or superseding such section.

1.19	Investment Fund

Each deemed investment(s) which serves as a means to measure value, increases or decreases with respect to a Participant’s Accounts that is selected by the Administrator in accordance with Section 5.2.

1.20	Matching Contribution

A contribution made by the Employer that is credited to one or more Participant’s Accounts in accordance with the terms of Section 3.6 hereof.

1.21	Participant

An Eligible Employee who is a Participant as provided in Article 2.

1.22	Performance-based Compensation

Provided that such term shall be interpreted within the meaning of regulations promulgated under Code Section 409A, “Performance-based Compensation” shall mean Compensation that (i) meets the definition of Code Section 409A(a)(4)(B)(iii) and related guidance and regulations, (ii) is designated as such by the Employer and (iii) the entitlement to or amount of which is contingent on the satisfaction of pre-established organizational or individual performance criteria that relates to services performed during a performance period of at least twelve months by an Eligible Employee, including any pretax elective deferrals from said Performance-based Compensation to any Employer sponsored plan that includes amounts deferred under a Deferral Election or any elective deferral as defined in Code Section 402(g)(3) or any amount contributed or deferred at the election of the Eligible Employee in accordance with Code Section 125 or 132(f)(4).

1.23	Plan Year

For the initial Plan Year, Effective Date through December 31, 2013. For each year thereafter, January 1 through December 31.

1.24	Retirement

Retirement shall mean a Participant’s Separation from Service on, or subsequent to, the applicable Participant attaining fifty-five (55) years of age.

1.25	Salary

An Eligible Employee’s annual base salary earned during a Plan Year, excluding any incentive and discretionary bonuses, commissions, reimbursements and any other non-regular remuneration, including any pretax elective deferrals from said Salary to any Employer sponsored plan that includes amounts deferred under a Deferral Election or any elective deferral as defined in Code Section 402(g)(3) or any amount contributed or deferred at the election of the Eligible Employee in accordance with Code Section 125 or 132(f)(4).

1.26	Separation from Service

A Participant’s “separation from service” from all Employers and Affiliates (as defined under Code Section 409A(2)(A)(i) and Treas. Reg. §1.409A-1(h)). For this purpose, the employment relationship is treated as continuing intact while the individual is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, except that if the period of such leave exceeds six (6) months and the Participant does not retain a right to reemployment with the Employer under an applicable statute or by contract, then the employment relationship will be deemed to have terminated on the first day immediately following such six (6)-month period. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes an Eligible Executive who is a Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a twenty-nine (29)-month period of absence shall be substituted for such six (6)-month period.

1.27	Service Recipient

Provided that such term shall be interpreted within the meaning of regulations promulgated under Code Section 409A, Service Recipient shall mean the Employer or person for whom the services are performed and with respect to whom the legally binding right to compensation arises, and all persons with whom such person would be considered a single employer under Code Section 414(b) (employees of controlled group of corporations), and all persons with whom such person would be considered a single employer under Code Section 414(c) (employees of partnerships, proprietorships, etc., under common control).

1.28	Specified Employee

Provided that such term shall be interpreted within the meaning of regulations promulgated under Code Section 409A, a “Specified Employee” shall mean a participant who is considered a key employee on the Identification Date, as defined in Code Section 416(i) without regard to section 416(i)(5) and such other requirements imposed under Code Section 409A(a)(2)(B)(i) and regulations thereunder for the period beginning April 1 of the year subsequent to the Identification Date and ending March 31 of the following year. The “Identification Date” for this Plan is December 31 of each year. Notwithstanding anything to the contrary, a Participant is not a Specified Employee unless any stock of the Service Recipient is publicly traded on an established securities market or otherwise.

1.29	Subsidiary

A Subsidiary of the Company, as such term is defined in Code section 424(f).

1.30	Trust

To the extent so determined by the Company in its sole discretion, a Trust may be established through an agreement between the Company and a trustee under which the assets of the Plan are held, administered and managed, which Trust shall be a grantor trust, may be irrevocable, and the assets of which shall be subject to the claims of the Company’s creditors. Benefits paid to the Participant from any such Trust shall be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan.

1.31	Trustee

If applicable, the corporation or individuals named in the agreement establishing the Trust and such successor and/or additional trustees as may be named in accordance with the Trust agreement.

1.32	Years of Service

A Participant’s “Years of Service” shall be measured by the Participant’s continuous full-time employment with the Company or its Affiliates or Subsidiaries during a twelve (12) month period commencing with the Participant’s date of hire and anniversaries thereof. A partial year of employment or service shall not be treated as a Year of Service.

Article 2 - Participation

2.1	Commencement of Participation

Each Eligible Employee shall become a Participant at the earlier of the date on which his or her Deferral Election first becomes effective or the date on which an Employer Discretionary Contribution is first credited to his or her Account.

2.2	Loss of Eligible Employee Status

A Participant who is no longer an Eligible Employee shall not be permitted to submit a Deferral Election and all Deferrals for such Participant shall cease as of the end of the Plan Year in which such Participant is determined to no longer be an Eligible Employee. Amounts credited to the Account of a Participant who is no longer an Eligible Employee shall continue to be held pursuant to the terms of the Plan and shall be distributed as provided in Article 6.

Article 3 - Contributions

3.1	Deferral Elections—General

A Participant’s Deferral Election for a Plan Year is irrevocable for that applicable Plan Year; provided, however that a cessation of Deferrals shall be allowed if required by the terms of the Employer’s qualified 401(k) plan in order for the Participant to obtain a hardship withdrawal from the 401(k) plan, or if required under Section 6.10 (Unforeseeable Emergency) of this Plan. Such amounts deferred under the Plan shall not be made available to such Participant, except as provided in Article 6, and shall reduce such Participant’s Compensation from the Employer in accordance with the provisions of the applicable Deferral Election; provided, however, that all such amounts shall be subject to the rights of the general creditors of the Employer as provided in Article 8. The Deferral Election, in addition to the requirements set forth below, must designate: (i) the amount of Compensation to be deferred, (ii) the time of the distribution, and (iii) the form of the distribution.

3.2	Time of Election

A Deferral Election shall be void if it is not made voluntarily and in a timely manner as follows:

(a) Subject to the additional requirements of this Section 3.2, any Deferral Election with respect to any Compensation that is payable for services performed during any Plan Year must be submitted to the Administrator by the deadline established by the Administrator, which shall be no later than the December 31st immediately preceding the beginning of the Plan Year during which such services will be performed. As of December 31 of each calendar year, any such Deferral Election shall be irrevocable for the immediately following calendar year except as specifically provided in the Plan.

(b) Notwithstanding the foregoing and in the discretion of the Employer, in a year in which an Employee is first eligible to participate on or after the first day of a Plan Year, as determined in accordance with Treas. Reg. §1.409A-2(a)(7)(ii) and the “plan aggregation” rules provided in Treas. Reg. §1.409A-1(c)(2), and provided that such Employee is not eligible to participate in any other similar account balance arrangement subject to Code Section 409A, such Deferral Election shall be submitted within thirty (30) days after the date on which an Employee is first eligible to participate, and such Deferral Election shall apply to Compensation to be earned during the remainder of the calendar year after such election is made. Any Deferral Election made in accordance with this Section 3.2(b) shall become irrevocable effective as of no later than the thirtieth (30th) calendar day after the date the Employee first becomes eligible to participate in the Plan or such earlier date as may be determined by the Administrator, in its discretion, except as otherwise specified in the Plan.

(c) Notwithstanding the foregoing and in the discretion of the Employer, and subject to the limitations below, a Deferral Election with respect to any Performance-based Compensation may be submitted by the Eligible Employee or Participant provided that such Deferral Election is submitted on or before the deadline established by the Administrator, provided, that such deadline shall be no later than six (6) months prior to the end of the performance period on which the Performance-based Compensation is based. In order for a Participant to be eligible to make a Deferral Election for Performance-based Compensation in accordance with the deadline established pursuant to this Section 3.2(c), the Participant must have performed services continuously from the later of (i) the beginning of the performance period for such Compensation, or (ii) the date upon which the performance criteria for such Compensation are established, through the date upon which the Participant makes the deferral election for such Compensation. In no event shall a Deferral Election submitted under this Section 3.2(c) be permitted to apply to any amount of Performance-based Compensation that has become readily ascertainable.

(d) Notwithstanding the foregoing and in the discretion of the Employer, and subject to the limitations below, a Deferral Election with respect to any Commissions may be submitted by the Eligible Employee or Participant provided that such Deferral Election is submitted on or before the deadline established by the Administrator, provided, that such deadline shall be no later than the date immediately preceding the beginning of a subsequent calendar year in which the sale generating the Commissions occurs. The Deferral Election in effect for a Plan Year shall apply to all Commissions paid with respect to sales made in the Plan Year regardless of the year paid.

(e) With respect to Compensation (i) to which an Eligible Employee has a legally binding right to payment in a subsequent year, and (ii) that is subject to a forfeiture condition requiring the Eligible Employee’s continued services for a period of at least twelve (12) months from the date he or she obtains the legally binding right, the Administrator may determine that an irrevocable deferral election for such Compensation may be made by timely delivering Deferral Election(s) to the Administrator in accordance with its rules and procedures, no later than the thirtieth (30th) calendar day after the Eligible Employee obtains the legally binding right to the Compensation; provided, that any such election is made at least twelve (12) months in advance of the earliest date at which the forfeiture condition could lapse, as determined in accordance with Treas. Reg. §1.409A-2(a)(5). Any Deferral Election(s) made in accordance with this Section 3.2(e) shall become irrevocable effective as of the thirtieth (30th) calendar day after the Eligible Employee obtains the legally binding right to the Compensation subject to such Deferral Election(s) or such earlier date as may be determined by the Committee, in its discretion.

(f) In the case of a Deferral Election relating to a Participant’s Salary, any payroll period that relates to a period of employment that crosses over the calendar year end will be covered by the Participant’s Deferral Election relating to his or her Salary in effect for the immediately preceding year, if any.

(g) Notwithstanding the foregoing provisions of this Section 3.2, the Administrator may (in its discretion) provide an Eligible Employee with a Deferral Election to satisfy the requirements of the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended, if applicable.

3.3	Distribution Elections

At the time a Participant makes a Deferral Election, he or she must also elect the time and form of the distribution by establishing one or more In-Service Account(s) or Retirement Account(s) as provided in Sections 5.1 and 6.1. If the Participant fails to properly designate the time and form of a distribution, the Participant’s Account shall be designated as a Retirement Account and shall be paid in a lump sum.

3.4	Additional Requirements

The Deferral Election, subject to the limitations set forth in Sections 3.1 and 3.2 hereof, shall comply with the following additional requirements, or as otherwise required by the Administrator in its sole discretion:

(a) Deferrals may be made in whole percentages or stated dollar amounts with such limitations as determined by the Administrator.

(b) The maximum amount that may be deferred each Plan Year is fifty percent (50%) of the Participant’s Salary and Commissions, and one-hundred percent (100%) of the Participant’s Bonus or Performance-based Compensation, net of applicable taxes.

3.5	Cancellation of Deferral Election due to Disability

Notwithstanding anything to the contrary, if a Participant incurs a Disability prior to such Participant’s Separation from Service, said Participant may file an election to stop Deferrals effective as of the date the election is received by the Administrator, provided that such cancellation occurs by the later of the end of the calendar year or the 15th day of the third month following the date the Participant incurs a Disability.

3.6	Matching Contribution

The Employer may, in its discretion, also credit to the Account of each Participant who makes Deferrals a Matching Contribution in an amount equal to a percentage of the Deferrals contributed by the Participant, with such percentage determined annually by the Employer, in its sole discretion. Matching Contributions shall be made in the complete and sole discretion of the Employer and shall reflect the formula or methodology communicated by the Administrator; provided, that no Participant shall have the right to receive any Matching Contribution in any particular Plan Year regardless of whether Matching Contributions are made on behalf of other Participants or were made in any previous Plan Year.

Such Matching Contribution shall be credited to any of such Participant’s sub-account(s) as may be elected by the Participant for his or her Salary Deferrals, or if no Salary Deferrals, then for Bonus Deferrals or Performance-based Compensation Deferrals in accordance with Section 5.1 and procedures established by the Plan Administrator.

3.7	Employer Discretionary Contributions

The Employer reserves the right to make discretionary contributions to some or all Participants’ Accounts in such amount and in such manner as may be determined by the Employer. Such Employer Discretionary Contribution, at the option of the Employer, shall be credited to such sub-account(s) as may be elected by the Participant in accordance with Sections 3.1 and 5.1 and procedures established by the Administrator. In the event no such election is made by the Participant or if Employer desires to direct Employer Discretionary Contributions to a particular Participant sub-account, the Employer, in its sole discretion, may determine which sub-account will be credited with such Employer Discretionary Contribution. In the event the Employer does not designate which Participant sub-account shall be credited, such Employer Discretionary Contribution shall be credited to the Participant’s Retirement sub-account with the shortest payment period maintained within the Participant’s Account in accordance with Section 5.1. Employer Discretionary Contributions shall be made in the complete and sole discretion of the Employer and no Participant shall have the right to receive any Employer Discretionary Contribution in any particular Plan Year regardless of whether Employer Discretionary Contributions are made on behalf of other Participants or were made in any previous Plan Year.

3.8	Crediting of Contributions

(a) Salary Deferrals shall be credited to a Participant’s Account and, if so determined by the Administrator in its discretion, transferred to the Trust, at such time as the Employer shall determine but no less frequently than at the close of each month. Bonus or Performance-based Compensation Deferrals shall be credited to a Participant’s Account and, if so determined by the Administrator in its discretion, transferred to the Trust, annually.

(b) Matching Contributions shall be credited to a Participant’s Account and, if so determined by the Administrator in its discretion, transferred to the Trust, at such time as the Employer shall determine.

(c) Employer Discretionary Contributions, if any, shall be credited to a Participant’s Account and, if so determined by the Administrator in its discretion, transferred to the Trust, at such time as the Employer shall determine.

Article 4 - Vesting

4.1	Vesting of Deferrals

A Participant shall be one-hundred percent (100%) vested in his or her Account attributable to Deferrals and any deemed earning or losses on the investment of such Deferrals.

4.2	Vesting of Matching Contributions

A Participant shall have a vested right to the portion of his or her Account attributable to Matching Contribution(s) and any deemed earnings or losses on the investment of such Matching Contribution(s) according to such vesting schedule as the Employer shall determine at the time an Matching Contribution is made.

4.3	Vesting of Employer Discretionary Contributions

A Participant shall have a vested right to the portion of his or her Account attributable to Employer Discretionary Contribution(s) and any deemed earnings or losses on the investment of such Employer Discretionary Contribution(s) according to such vesting schedule as the Employer shall determine at the time an Employer Discretionary Contribution is made.

4.4	Vesting due to Certain Events

(a) A Participant who incurs a Separation from Service due to Retirement shall be fully vested in the amounts credited to his or her Account as of the date of Retirement.

(b) A Participant who incurs a Disability shall be fully vested in the amounts credited to his or her Account as of the date of Disability.

(c) Upon a Participant’s death, the Participant shall be fully vested in the amounts credited to his or her Account.

(d) Upon a Change-in-Control, all Participants shall be fully vested in the amounts credited to their Accounts as of the date of the Change-in-Control.

4.5	Amounts Not Vested

Any amounts credited to a Participant’s Account that are not vested at the time of a distribution event applicable to such amounts shall be forfeited.

4.6	Forfeitures

Any forfeiture from a Participant’s Account shall continue to be held in the Trust, shall be separately invested and shall be used to reduce succeeding Deferrals, Employer Matching Contributions or Discretionary Contributions until such forfeitures have been entirely so applied. If no further contributions will be made, then such forfeitures shall be returned to the Employer.

Article 5 - Accounts

5.1	Accounts

The Administrator shall establish and maintain a bookkeeping account in the name of each Participant. The Administrator shall also establish sub-accounts as provided in subsection (a) and (b), below, as elected by the Participant pursuant to Article 3. A Participant may have a maximum of ten (10) sub-accounts at any time, each of which corresponds to a Fund deemed designated pursuant to Section 5.2.

(a) A Participant may establish one or more retirement account(s) (“Retirement sub-accounts”) by designating as such on the Participant’s Deferral Election. Each Participant’s Retirement sub-account shall be credited with Deferrals (as specified in the Participant’s Deferral Election), any Matching Contributions allocable thereto, any Discretionary Contributions, and the Participant’s allocable share of any deemed earnings or losses on the foregoing. Each Participant’s Retirement sub-account shall be reduced by any distributions made plus any federal and state tax withholding, any social security or applicable payroll withholding tax and any other applicable tax withholding as may be required by law.

(b) A Participant may elect to establish one or more In-Service Accounts (“In-Service sub-accounts”) by designating as such in the Participant’s Deferral Election the year in which payment shall be made. Each Participant’s In-Service sub-account shall be credited with Deferrals (as specified in the Participant’s Deferral Election), any Matching Contributions allocable thereto, any Discretionary Contributions, and the Participant’s allocable share of any deemed earnings or losses on the foregoing. Each Participant’s In-Service sub-account shall be reduced by any distributions made plus any federal and state tax withholding, any social security or applicable payroll withholding tax and any other applicable tax withholding as may be required by law.

5.2	Investments, Gains and Losses

(a) A Participant may direct that his or her Retirement sub-accounts and or In-Service sub-accounts established pursuant to Section 5.1 may be valued by the Administrator as if they were invested in one or more hypothetical Investment Fund(s) selected by the Administrator, in each case in multiples of one percent (1%) of the amount in such sub-account. The Administrator may from time to time, in its sole discretion, change the Investment Funds for purposes of this Plan. For purposes of the initial Plan Year and all subsequent Plan years until changed in the Administrator’s sole and absolute discretion, the Investment Fund for the Participant Accounts shall be prime plus one percent (1%). Prime shall be the Prime Rate reported by the Board of Governors of the Federal Reserve System.

(b) The Administrator shall adjust the amounts credited to each Participant’s Account and each applicable sub-account to reflect Deferrals, Matching Contributions, any Discretionary Contributions, deemed investment experience (as determined by the Administrator), distributions and any other appropriate adjustments as determined by the Administrator. Such adjustments shall be made as frequently as is administratively feasible, as determined by the Administrator in its discretion.

(c) To the extent applicable, a Participant may change his or her selection of deemed Investment Funds no more than six (6) times each Plan Year with respect to his or her Account or sub-accounts by filing a new election in accordance with procedures established by the Administrator. An election shall be effective as soon as administratively feasible following the date the change is submitted on a form prescribed by the Administrator.

(d) Notwithstanding the Participant’s ability to designate the Investment Fund in which his or her deferred Compensation shall be deemed invested, the Employer shall have no obligation to invest any funds in accordance with the Participant’s election. Participants’ Accounts shall merely be bookkeeping entries on the Employer’s books, and no Participant shall obtain any property right or interest in any Investment Fund.

(e) The accounting methods or formulae to be used under the Plan for the purpose of maintaining Participants’ Accounts, including the exact times and method for crediting any deemed earnings or losses thereon, shall be determined by the Administrator, in its sole discretion; provided, however, that the exact times and/or method for crediting such deemed earnings or losses shall be uniform among all applicable Participants.

(f) The Administrator shall provide each Participant with statements, which may be provided electronically, at least quarterly setting forth the Participant’s Account balance as of the end of each calendar quarter.

Article 6 - Distributions

6.1	Distribution Election

Each Participant shall designate in his or her Deferral Election the form and timing of his or her distribution by indicating the type of sub-account as described under Section 5.1, and by designating the form in which payments shall be made, in each case from the choices available under Section 6.2 and 6.3 hereof. Notwithstanding anything to the contrary contained herein provided, no acceleration of the time or schedule of payments under the Plan shall occur except as permitted under both this Plan and as would not cause the Participant to incur penalty tax under Code Section 409A.

6.2	Distributions Upon an In-Service Account Triggering Date

In-Service sub-account distributions shall begin with respect to specified deferrals, including any deemed earnings or losses thereon, as soon as administratively feasible but no later than ninety (90) days following June 1 of the calendar year designated by the Participant on a properly submitted Deferral Election, and are payable in either a lump-sum payment or substantially equal annual installments, as described in Section 6.4 below, over a period of up to five (5) years as elected by the Participant in his or her Deferral Election. If the Participant fails to properly designate the form of the distribution, the sub-account shall be paid in a lump-sum payment. Each scheduled in-service distribution may only be postponed in accordance with Section 6.8 hereof. In the event a Participant incurs a Separation From Service prior to receiving the first scheduled payment, then the scheduled in-service distribution election shall be without further force and effect and the applicable Separation From Service distribution provisions of the Plan and the Participant’s Deferral Election shall control. Similarly, in the event a Participant incurs a Separation From Service after receiving the first scheduled in-service distribution payment, and if the Separation From Service is not pursuant to Retirement, Disability or death, then any scheduled future installments of the in-service distribution election shall be without further force and effect and the applicable Separation From Service distribution provisions of the Plan and the Participant’s deferral election shall control. If, however, a Participant incurs a Separation From Service due to his or her Retirement, Disability or death after receiving their first scheduled in-service distribution payment, then the scheduled in-service distributions will be made according to their schedule and will take precedence over the Participant’s other deferral elections; provided, however, that the first scheduled payment following the Separation From Service for a Specified Employee shall be paid on the first day of the seventh month following the Participant’s Retirement or Disability (or, if earlier, upon the death of the Specified Employee).

6.3	Distributions Upon Retirement

If the Participant has a Separation from Service due to Retirement, the Participant’s Retirement sub-account(s) shall be distributed (a) if Participant elected to receive a lump-sum payment, as soon as administratively feasible but no later than ninety (90) days after the first day of the seventh month following Participant’s Retirement or (b) if the Participant elected to receive such distribution in substantially equal annual installments in accordance with Section 6.4 below, over a period of up to ten (10) years as elected by the Participant in accordance with Section 6.4. If the Participant fails to properly designate the form of the distribution, the sub-account shall be paid in a lump-sum payment as described in clause (a) above. If a Participant has any In-Service sub-accounts at the time of his or her Retirement, said sub-accounts shall be distributed in accordance with Section 6.2.

6.4	Substantially Equal Annual Installments

(a) The amount of the substantially equal payments with respect to any Deferral Election by which a Participant has elected to receive payments in installments shall be determined by multiplying the Participant’s Account or applicable sub-account by a fraction, the denominator of which in the first year of payment equals the number of years over which benefits are to be paid, and the numerator of which is one (1). The amounts of the payments for each succeeding year shall be determined by multiplying the Participant’s Account or sub-account as of the applicable anniversary of the payout by a fraction, the denominator of which equals the number of remaining years over which benefits are to be paid, and the numerator of which is one (1). Subject to Sections 6.11 and 6.15, installment payments made pursuant to this Section 6.4 shall be made in such equal installments commencing as soon as administratively feasible but no later than ninety (90) days following the date of the applicable distribution event and continuing in equal installments on each subsequent anniversary of the applicable distribution event. Each such distribution may only be postponed in accordance with Section 6.8 hereof.

(b) For purposes of the Plan pursuant to Code Section 409A and regulations thereunder, a series of annual installments from a particular subaccount shall be considered a single payment.

6.5	Distributions due to other Separation from Service

Upon a Participant’s Separation from Service for any reason other than Retirement, death or Disability, and subject to Section 6.15, all vested amounts credited to his or her Account shall be paid to the Participant in a lump-sum no earlier than six months following the Participant’s Separation from Service and no later than ninety (90) days after such date.

6.6	Distributions due to Disability

Upon a Participant’s Disability, subject to Section 6.2, all amounts credited to his or her Account shall be paid to the Participant in a lump sum as soon as administratively feasible but no later than ninety (90) days following the date of Disability.

6.7	Distributions upon Death

Upon the death of a Participant, subject to Section 6.2, all amounts credited to his or her Account shall be paid, as soon as administratively feasible but no later than ninety (90) days following Participant’s date of death, to his or her beneficiary or beneficiaries, as determined under Article 7 hereof, in a lump sum.

6.8	Changes to Distribution Elections

A scheduled distribution election with respect to previously deferred amounts may only be changed under the terms and conditions specified in Code Section 409A and the Plan. Except as permitted under Code Section 409A and the Plan, no acceleration or delay of a distribution under the Plan is permitted. A Participant will be permitted to elect to change the form or timing of the distribution of the balance of one or more of his or her sub-accounts within his or her Account to the extent permitted by the Plan and in accordance with the requirements of Code Section 409A(a)(4)(C), including the requirement that (i) a redeferral election may not take effect until at least twelve (12) months after such election is filed with the Employer, (ii) an election to further defer a distribution (other than a distribution upon death, Disability or an Unforeseeable Emergency, as such term is defined in Section 6.10) must result in the first distribution subject to the election being made at least five (5) years after the previously elected date of distribution, and (iii) any redeferral election affecting a distribution at a fixed date must be filed with the Employer at least twelve (12) months before the first scheduled payment under the previous fixed date distribution election. Because installment payments are treated as a single payment, any subsequent election must apply to all of the installment payments. For example, if a Participant initially elected to receive payments in five annual installments following her Separation from Service, the Participant may not elect to defer the 1st, 2d, 3rd and 5th installments only, but must also defer the 4th installment. Only one change shall be allowed to be made by a Participant with respect to any prior distribution election pursuant to this Section 6.8. Election changes made pursuant to this Section shall be made in accordance with rules established by the Administrator and shall comply with all requirements of Code Section 409A and all applicable authorities. Once a sub-account begins distribution, no such changes to distributions shall be permitted.

6.9	Acceleration or Delay in Payments

To the extent permitted by Code Section 409A, and notwithstanding any provision of the Plan to the contrary, the Administrator, in its sole discretion, may elect to (i) accelerate the time or form of payment of a benefit owed to a Participant hereunder in accordance with the terms and subject to the conditions of Treasury Regulations Section 1.409A-3(j)(4), or (ii) delay the time of payment of a benefit owed to a Participant hereunder in accordance with the terms and subject to the conditions of Treasury Regulations Section 1.409A-2(b)(7). By way of example, and at the sole discretion of the Administrator, if a Participant’s entire Account balance is less than the applicable Code Section 402(g) annual limit, the Employer may distribute the Participant’s Account in a lump sum provided that the distribution results in the termination of the participant’s entire interest in the Plan, subject to the plan aggregation rules of Code Section 409A and regulations thereunder. By way of example, the Administrator may permit such acceleration of the time or schedule of a payment under the arrangement to an individual other than a Participant as may be necessary to fulfill a domestic relations order (as defined in Code Section 414(p)(1)(B)).

6.10	Unforeseeable Emergency

The Administrator may permit an early distribution of part or all of any deferred amounts; provided, however, that such distribution shall be made only if the Administrator, in its sole discretion, determines that the Participant, or the Participant’s beneficiary, has experienced an Unforeseeable Emergency. An “Unforeseeable Emergency” is defined as a severe financial hardship resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or a dependent (as defined in Code Section 152(a) , but without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)) of the Participant, loss of the Participant’s property due to casualty or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, but shall in all events correspond to the meaning of the term “unforeseeable emergency” under Code Section 409A. If an Unforeseeable Emergency is determined to exist, a distribution may not exceed the amounts of such Participant’s vested Account necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). Upon a distribution to a Participant under this Section 6.10, the Participant’s Deferrals shall cease and no further Deferrals shall be made for such Participant for the remainder of the Plan Year and one (1) subsequent Plan Year.

6.11	Distributions to Specified Employee

Notwithstanding anything herein to the contrary, if any Participant is a Specified Employee upon a Separation from Service for any reason other than death, distributions to such Participant shall not be made (or, in the case of installment payments, shall not commence) until the first day of the seventh month following the date of Separation from Service (or, if earlier, the date of death of the Participant in accordance with Section 6.7). If distributions are to be made in annual installments, the second installment and all those thereafter will be made on the applicable anniversaries of the Participant’s Separation from Service.

6.12	Domestic Relations Orders

The Administrator may permit such acceleration of the time or schedule of a payment under the arrangement to an individual other than a Participant as may be necessary to fulfill a domestic relations order (as defined in Code Section 414(p)(1)(B)).

6.13	Minimum Distribution

Notwithstanding any provision to the contrary, if the balance of a Participant’s Account or sub-account at the time of a distribution event is less than or equal to the applicable limit under Code Section 402(g), then the Participant shall be paid his or her Account or sub-account as a single lump sum.

6.14	Form of Payment

All distributions shall be made in the form of cash.

6.15	Designated Payment Date

In no event shall the Participant be permitted, directly or indirectly, to designate the taxable year of any distribution payment.

Article 7 - Beneficiaries

7.1	Beneficiaries

Each Participant may from time to time designate one or more persons (who may be any one or more members of such person’s family or other persons, administrators, trusts, foundations or other entities) as his or her beneficiary under the Plan, provided however, that a married Participant that designates someone other than his or her spouse must have his or her spouse’s consent in writing witnessed by a plan representative or notary public. Such designation shall be made in a form prescribed by the Administrator. If the beneficiary does not survive the Participant (or is otherwise unavailable to receive payment) or if no beneficiary is validly designated, then the amounts payable under this Plan shall be paid to the Participant’s surviving spouse, or if no surviving spouse to the Participant’s estate. If more than one person is the beneficiary of a deceased Participant, each such person shall receive a pro rata share of any death benefit payable unless otherwise designated in the applicable form. If a beneficiary who is receiving benefits dies, all benefits that were payable to such beneficiary shall then be payable to the estate of that beneficiary.

7.2	Lost Beneficiary

All Participants and beneficiaries shall have the obligation to keep the Administrator informed of their current address until such time as all benefits due have been paid. If a Participant or beneficiary cannot be located by the Administrator exercising due diligence, then, in its sole discretion, the Administrator may presume that the Participant or beneficiary is deceased for purposes of the Plan and all unpaid amounts (net of due diligence expenses) owed to the Participant or beneficiary shall be paid accordingly or, if a beneficiary cannot be so located, then such amounts may be forfeited. Any such presumption of death shall be final, conclusive and binding on all parties.

Article 8 - Funding

8.1	Prohibition Against Funding

Should any investment be acquired in connection with the liabilities assumed under this Plan, it is expressly understood and agreed that the Participants and beneficiaries shall not have any right with respect to, or claim against, such assets nor shall any such purchase be construed to create a trust of any kind or a fiduciary relationship between the Employer and the Participants, their beneficiaries or any other person. Any such assets shall be and remain a part of the general, unpledged, unrestricted assets of the Company, subject to the claims of its general creditors. It is the express intention of the parties hereto that this arrangement shall be unfunded for tax purposes and for purposes of Title I of the ERISA. Each Participant and beneficiary shall be required to look to the provisions of this Plan and to the Company itself for enforcement of any and all benefits due under this Plan, and to the extent any such person acquires a right to receive payment under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. The Company or the Trust shall be designated the owner and beneficiary of any investment acquired in connection with its obligation under this Plan.

8.2	Deposits in Trust

Notwithstanding Section 8.1, or any other provision of this Plan to the contrary, the Company may deposit into the Trust any amounts it deems appropriate to pay the benefits under this Plan or may in its discretion determine not to fund the Trust. Any amounts so deposited may include all contributions made pursuant to a Deferral Election by a Participant, all Matching Contributions and any Discretionary Contributions.

8.3	Withholding of Employee Contributions

The Administrator is authorized to make any and all necessary arrangements with the Employer in order to withhold the Participant’s Deferrals under Section 3.1 hereof from his or her Compensation. The Administrator shall determine the amount and timing of such withholding.

Article 9 - Claims Administration

9.1	General

If a Participant, beneficiary or his or her representative is denied all or a portion of an expected Plan benefit for any reason and the Participant, beneficiary or his or her representative desires to dispute the decision of the Administrator, he or she must file a written notification of his or her claim with the Administrator. Such claim must be filed in writing with the Administrator and set forth the nature of the benefit claimed, the amount thereof, and the basis for claiming entitlement to such benefit.

9.2	Claims Procedure

Upon receipt of any written claim for benefits, the Administrator shall be notified and shall give due consideration to the claim presented. If any Participant or beneficiary claims to be entitled to benefits under the Plan and the Administrator determines that the claim should be denied in whole or in part, the Administrator shall, in writing, notify such claimant within ninety (90) days (forty-five (45) days if the claim is on account of Disability) of receipt of the claim that the claim has been denied. The Administrator may extend the period of time for making a determination with respect to any claim for a period of up to ninety (90) days (thirty (30) days if claim is on account of Disability), provided that the Administrator determines that such an extension is necessary because of special circumstances and notifies the claimant, prior to the expiration of the initial ninety (90) day (or forty-five (45) day) period, of the circumstances requiring the extension of time and the date by which the Plan expects to render a decision. If the claim is denied to any extent by the Administrator, the Administrator shall furnish the claimant with a written notice setting forth:

(a) the specific reason or reasons for denial of the claim;

(b) a specific reference to the Plan provisions on which the denial is based;

(c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d) an explanation of the provisions of this Article.

Under no circumstances shall any failure by the Administrator to comply with the provisions of this Section 9.2 be considered to constitute an allowance of the claimant’s claim.

9.3	Right of Appeal

A claimant who has a claim denied wholly or partially under Section 9.2 may appeal to the Administrator for reconsideration of that claim. A request for reconsideration under this Section must be filed by written notice within sixty (60) days (one-hundred and eighty (180) days if the claim is on account of Disability) after receipt by the claimant of the notice of denial under Section 9.2.

9.4	Review of Appeal

Upon receipt of an appeal the Administrator shall promptly take action to give due consideration to the appeal. Such consideration may include a hearing of the parties involved, if the Administrator feels such a hearing is necessary. In preparing for this appeal the claimant shall be given the right to review pertinent documents and the right to submit in writing a statement of issues and comments. After consideration of the merits of the appeal the Administrator shall issue a written decision which shall be binding on all parties. The decision shall specifically state its reasons and pertinent Plan provisions on which it relies. The Administrator’s decision shall be issued within sixty (60) days (forty-five (45) days if the claim is on account of Disability) after the appeal is filed, except that the Administrator may extend the period of time for making a determination with respect to any claim for a period of up one-hundred and twenty (120) days (ninety (90) days if the claim is on account of Disability), provided that the Administrator determines that such an extension is necessary because of special circumstances and notifies the claimant, prior to the expiration of the initial one-hundred and twenty (120) day (or, if the claim is on account of Disability, initial ninety (90) day) period, of the circumstances requiring the extension of time and the date by which the Plan expects to render a decision. Under no circumstances shall any failure by the Administrator to comply with the provisions of this Section 9.4 be considered to constitute an allowance of the claimant’s claim.

In the case of a claim on account of Disability: (i) the review of the denied claim shall be conducted by an employee who is neither the individual who made the initial determination or a subordinate of such person; and (ii) no deference shall be given to the initial determination. For issues involving medical judgment, the employee must consult with an independent health care professional who may not be the health care professional who rendered the initial claim.

9.5	Designation

The Administrator may designate any other person of its choosing to make any determination otherwise required under this Article. Any person so designated shall have the same authority and discretion granted to the Administrator hereunder.

Article 10 - General Provisions

10.1	Administrator

(a) The Administrator is expressly empowered to limit the amount of Compensation that may be deferred; to deposit amounts into the Trust in accordance with Section 8.2 hereof; to interpret the Plan, and to determine all questions arising in the administration, interpretation and application of the Plan; to employ actuaries, accountants, counsel, and other persons it deems necessary in connection with the administration of the Plan; to request any information from the Employer it deems necessary to determine whether the Employer would be considered insolvent or subject to a proceeding in bankruptcy; and to take all other necessary and proper actions to fulfill its duties as Administrator.

(b) The Administrator shall not be liable for any actions by it hereunder, unless due to its own negligence, willful misconduct or lack of good faith.

(c) The Administrator shall be indemnified and saved harmless by the Employer from and against all personal liability to which it may be subject by reason of any act done or omitted to be done in its official capacity as Administrator in good faith in the administration of the Plan and Trust, including all expenses reasonably incurred in its defense in the event the Employer fails to provide such defense upon the request of the Administrator. The Administrator is relieved of all responsibility in connection with its duties hereunder to the fullest extent permitted by law, short of breach of duty to the beneficiaries.

10.2	No Assignment

Benefits or payments under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s beneficiary, whether voluntary or involuntary, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish the same shall not be valid, nor shall any such benefit or payment be in any way liable for or subject to the debts, contracts, liabilities, engagement or torts of any Participant or beneficiary, or any other person entitled to such benefit or payment pursuant to the terms of this Plan, except to such extent as may be required by law. If any Participant or beneficiary or any other person entitled to a benefit or payment pursuant to the terms of this Plan becomes bankrupt or attempts to anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish any benefit or payment under this Plan, in whole or in part, or if any attempt is made to subject any such benefit or payment, in whole or in part, to the debts, contracts, liabilities, engagements or torts of the Participant or beneficiary or any other person entitled to any such benefit or payment pursuant to the terms of this Plan, then such benefit or payment, in the discretion of the Administrator, shall cease and terminate with respect to such Participant or beneficiary, or any other such person.

10.3	No Employment Rights

Participation in this Plan shall not be construed to confer upon any Participant the legal right to be retained in the employ of the Employer, or give a Participant or beneficiary, or any other person, any right to any payment whatsoever, except to the extent of the benefits provided for hereunder. Each Participant shall remain subject to discharge to the same extent as if this Plan had never been adopted.

10.4	Incompetence

If the Administrator determines that any person to whom a benefit is payable under this Plan is incompetent by reason of physical or mental disability, the Administrator shall have the power to cause the payments becoming due to such person to be made to another for his or her benefit without responsibility of the Administrator or the Employer to see to the application of such payments. Any payment made pursuant to such power shall, as to such payment, operate as a complete discharge of the Employer, the Administrator and the Trustee.

10.5	Identity

If, at any time, any doubt exists as to the identity of any person entitled to any payment hereunder or the amount or time of such payment, the Administrator shall be entitled to hold such sum until such identity or amount or time is determined or until an order of a court of competent jurisdiction is obtained. The Administrator shall also be entitled to pay such sum into court in accordance with the appropriate rules of law. Any expenses incurred by the Employer, Administrator, and Trust incident to such proceeding or litigation shall be charged against the Account of the affected Participant.

10.6	Other Benefits

The benefits of each Participant or beneficiary hereunder shall be in addition to any benefits paid or payable to or on account of the Participant or beneficiary under any other pension, disability, annuity or retirement plan or policy whatsoever.

10.7	Expenses

All expenses incurred in the administration of the Plan, whether incurred by the Employer or the Plan, shall be paid by the Employer.

10.8	Insolvency

Should the Employer be considered insolvent (as defined by the Trust), the Employer, through its Board and chief executive officer, shall give immediate written notice of such to the Administrator of the Plan and, if applicable, the Trustee. Upon receipt of such notice, the Administrator or, if applicable, Trustee shall cease to make any payments to Participants who were Employees of the Employer or their beneficiaries and shall hold any and all assets attributable to the Employer for the benefit of the general creditors of the Employer.

10.9	Amendment or Modification

The Company may, at any time, in its sole discretion, amend or modify the Plan in whole or in part, except that no such amendment or modification shall have any retroactive effect to reduce any amounts allocated to a Participant’s Accounts, and provided that such amendment or modification complies with Code Section 409A and related regulations thereunder.

10.10	Plan Suspension

The Employer further reserves the right to suspend the Plan in whole or in part, except that no such suspension shall have any retroactive effect to reduce any amounts allocated to a Participant’s Accounts, and provided that the distribution of the vested Participant Accounts shall not be accelerated but shall be paid at such time and in such manner as determined under the terms of the Plan immediately prior to suspension as if the Plan had not been suspended.

10.11	Plan Termination

The Employer further reserves the right to terminate the Plan in whole or in part, in the following manner, except that no such termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s Accounts, and provided that such termination complies with Code Section 409A and related regulations thereunder:

(a) The Employer, in its sole discretion, may terminate the Plan and distribute all vested Participants’ Accounts no earlier than twelve (12) calendar months from the date of the Plan termination and no later than twenty-four (24) calendar months from the date of the Plan termination, provided however that all other similar arrangements are also terminated by the Employer for any affected Participant and no other similar arrangements are adopted by the Employer for any affected Participant within a three (3) year period from the date of termination; or

(b) The Employer may decide, in its sole discretion, to terminate the Plan in the event of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court, provided that the Participants vested Account balances are distributed to Participants and are included in the Participants’ gross income in the latest of: (i) the calendar year in which the termination occurs; (ii) the calendar year in which the amounts deferred are no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which payment is administratively practicable.

10.12	Plan Termination due to a Change-in-Control

The Employer may decide, in its discretion, to terminate the Plan in the event of a Change-in-Control and distribute all vested Participants Account balances no earlier than thirty (30) days prior to the Change-in-Control and no later than twelve (12) months after the effective date of the Change-in-Control, provided however that the Employer terminates all other similar arrangements for any affected Participant.

10.13	Apportionment of Costs and Duties

All acts required of the Employers under the Plan may be performed by the Company for itself and its Affiliates, and the costs of the Plan will be equitably apportioned by the Company among the Company and the other Employers. Whenever an Employer is permitted or required under the terms of the Plan to do or perform any act, matter or thing, it will be done and performed by any officer or employee of the Employer who is thereunto duly authorized by the board of directors of the Employer (or an authorized delegate of such board).

10.14	Construction

All questions of interpretation, construction or application arising under or concerning the terms of this Plan shall be decided by the Administrator, in its sole and final discretion, whose decision shall be final, binding and conclusive upon all persons.

10.15	Governing Law

This Plan shall be governed by, construed and administered in accordance with the applicable provisions of ERISA, Code Section 409A, and any other applicable federal law, provided, however, that to the extent not preempted by federal law this Plan shall be governed by, construed and administered under the laws of the State of California, other than its laws respecting choice of law.

10.16	Severability

If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provision of this Plan and this Plan shall be construed and enforced as if such provision had not been included therein. If the inclusion of any Employee (or Employees) as a Participant under this Plan would cause the Plan to fail to comply with the requirements of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, or Code Section 409A, then the Plan shall be severed with respect to such Employee or Employees, who shall be considered to be participating in a separate arrangement.

10.17	Headings

The Article headings contained herein are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of this Plan nor in any way shall they affect this Plan or the construction of any provision thereof.

10.18	Terms

Capitalized terms shall have meanings as defined herein. Singular nouns shall be read as plural, masculine pronouns shall be read as feminine, and vice versa, as appropriate.

IN WITNESS WHEREOF, Integrated Silicon Solution, Inc. has caused this instrument to be executed by its duly authorized officer, effective as of this 20th day of March, 2013.

Integrated Silicon Solution, Inc.

By:	/s/ John M. Cobb

Title:	CFO

ATTEST:

By:	/s/ Amee Guiriba

Title:	WW HR Director